Exhibit 99.1

PRO-PHARMACEUTICALS CLOSES $500,000 TRANCHE;

BRINGS TOTAL TO $3.2 MILLION OF $6.0 MILLION

PRIVATE PLACEMENT

Newton, MA (July 6, 2009) Pro-Pharmaceuticals, Inc. (OTCBB: PRWP) (the “Company”), today announced that it has closed a $500,000 tranche of a private placement of up to $6.0 million with 10X Fund, L.P., which is purchasing unregistered Series B convertible preferred stock and warrants. This tranche brings the total raised to date to $3.2 million.

At the closing, which occurred on June 30, 2009, the Company issued and sold 250,000 shares of Series B-2 preferred stock convertible into 1,000,000 shares of common stock, a Class A-1 and a Class A-2 warrant each exercisable to purchase 500,000 shares of common stock and a Class B warrant exercisable to purchase 1,000,000 shares of common stock, for a gross purchase price of $500,000.

On February 12, 2009, the Company closed a $1.8 tranche of Series B-1 convertible preferred stock and warrants and on May 13, 2009 closed a $900,000 tranche of Series B-2 convertible preferred stock and warrants. At one or more subsequent closings, which the Company expects to occur on or before August 11, 2009, the Company has agreed to issue and sell, subject to certain conditions, up to an additional $2.8 million of Series B-2 preferred stock and warrants.

The Series B-1 and Series B-2 convertible preferred stock have the same terms and conditions, other than with respect to redemption rights. Holders of Series B preferred stock will vote with the holders of the Company’s common stock on an as-converted basis. Each share of Series B preferred stock will pay a 12% per annum dividend, payable quarterly in cash or common stock at the Company’s option. Each share of Series B preferred stock is convertible into four shares of the Company’s common stock at the conversion price of $0.50 per share at the option of: (i) the holder, at any time and (ii) the Company, at any time after February 12, 2010 if the Company’s common stock is quoted at or above $1.50 for 15 consecutive trading days and an effective registration statement regarding the underlying shares of common stock is in effect (subject to certain monthly volume limits). Upon notice of not less than 30 trading days, the any holder of Series B preferred stock may require that the Company redeem its shares, in whole or in part, (i) at any time on or after March 12, 2010 in the case of Series B-1 preferred stock, and (ii) at any time on or after two years from the date of issuance of such shares of Series B-2 preferred stock. The redemption price will be equal to the sum of the stated value of the Series B preferred stock, plus all accrued but unpaid dividends thereon, as of the redemption date.

Each Class A-1 Warrant, Class A-2 Warrant and Class B Warrant is exercisable at $0.50 per share of Common Stock at any time on or after the date of issuance until the fifth anniversary of the respective issue date. The Class A-1 and Class A-2 Warrants may be redeemed by the Company upon the occurrence of certain conditions.

The Company expects to use the proceeds from the financing to complete the submission of a New Drug Application to the U.S. Food and Drug Administration for its lead product candidate, DAVANAT®, as well as for general corporate purposes.

The Series B Preferred Stock, the Class A-1 Warrants, the Class A-2 Warrants and the Class B Warrants, including the common stock underlying the Series B Preferred Stock and warrants, have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About DAVANAT®

DAVANAT®, the Company’s lead product candidate, is a carbohydrate polymer composed of mannose and galactose. DAVANAT®’s mechanism of action is based on interacting with lectins on the cell surface. DAVANAT® targets specific lectin receptors (galectins) that are over-expressed on cancer cells. Current research indicates that galectins affect cell development and play important roles in cancer, including tumor cell survival, angiogenesis and tumor metastasis. DAVANAT® is a drug that is not yet approved for commercial use by the FDA.

Pro-Pharmaceuticals, Inc.

Pro-Pharmaceuticals, OTCBB: PRWP, is engaged in the discovery, development and commercialization of carbohydrate therapeutics for advanced treatment of cancer and fibrosis. Initially, the product pipeline is focused on increasing the efficacy and decreasing the toxicity of chemotherapy drugs. The Company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com.

FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the company, including without limitation statements containing the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions, constitute forward-looking statements as defined in the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, the following: uncertainties as to the utility and market for our potential products; uncertainties associated with pre-clinical and clinical trials of our product candidates; and uncertainties as to the results of the financing. More information about those risks and uncertainties is contained in the Company’s most recent quarterly or annual report and in the Company’s other reports filed with the Securities and Exchange Commission. While the Company anticipates that subsequent events may cause the Company’s views to change, the Company disclaims any obligation to update such forward-looking statements.

Contact: Pro-Pharmaceuticals, Inc., Anthony D. Squeglia: 617.559.0033; squeglia@pro-pharmaceuticals.com.

DAVANAT is a registered trademark of Pro-Pharmaceuticals.